Exhibit 99.1
January 24, 2006
SCS Transportation, Inc. Reports Record 2005 Results
2005 Earnings Per Share Increase 21% Excluding Real Estate Gain
KANSAS CITY, Mo. — SCS Transportation, Inc. (NASDAQ: SCST), today reported full-year 2005 revenue of $1.1 billion, an increase of 12 percent from 2004. Consolidated 2005 operating income improved significantly to $54.6 million, including a pretax real estate gain of $7.0 million, compared with 2004 operating income of $40.8 million. Net income was $27.5 million, including $4.4 million after tax from the real estate gain, up from $19.3 million in 2004. Earnings per share were $1.82, including the real estate gain of $0.29, up from $1.26 in 2004.
“For the third consecutive year, SCS Transportation delivered significantly improved earnings,” said Bert Trucksess, chairman, president and chief executive officer. “Revenue surpassed $1 billion in 2005 and we achieved record results in earnings per share, even excluding a large real estate gain. We further strengthened our financial position, providing flexibility to take advantage of future opportunities. As we enter 2006, we are also encouraged by the strength of our consolidated fourth-quarter trends.”
Fourth-quarter revenue grew 14 percent to $288.3 million, from $251.9 million in the fourth quarter of 2004. Consolidated fourth-quarter operating income was $19.3 million, including the real estate gain, up from $9.1 million in the prior-year quarter. Net income was $10.7 million, up from $4.6 million in the fourth quarter of 2004. Earnings per share were $0.73, including the real estate gain, compared with earnings per share of $0.30 a year earlier.
Saia Fourth-Quarter Operations
•	Revenue increased 22 percent to $202.4 million versus the prior-year quarter.

•	LTL tonnage increased 13 percent and LTL yield grew 8 percent from a year earlier.

•	Operating income increased 33 percent and Saia’s operating ratio improved to 93.4 percent, both excluding the real estate gain.
“Saia, a leading multi-region LTL carrier and our largest subsidiary, continues to excel in serving customers across its 30-state territory, delivering top-line growth and increased profitability,” Trucksess said. “We believe Saia’s prospects are very favorable and we expect to build upon the positive momentum of this business. We continue to evaluate geographic expansion opportunities and we believe the business is well-positioned to benefit from industry consolidation.”
Jevic Fourth-Quarter Operations
•	Revenue was $87.2 million, up 1 percent from the prior-year quarter.

•	Total tonnage was down 2 percent and overall yields were up 4 percent from a year earlier.

SCS Transportation Fourth-Quarter 2005 Earnings	January 24, 2006

•	Operating income was $0.7 million and Jevic’s operating ratio was 99.2 percent. Jevic’s fourth-quarter 2004 operating income was $0.6 million, which included a charge of $3.8 million for an increase in estimated liability for workers’ compensation claims.
“Profitability at Jevic, our hybrid LTL and truckload carrier business, has not been acceptable in recent years and, in August 2005, we gave Dave Gorman a mandate for change as the new President and CEO of Jevic. He is leading the evaluation and implementation of initiatives designed to improve current operations and profitability while maintaining high and consistent levels of service performance. We remain focused on growing Jevic’s LTL tonnage, improving cost effectiveness and enhancing revenue quality, all with the goal of significantly improving profitability,” Trucksess said.
Financial Position and Outlook
Based on consensus economic forecasts for 2006 and 2007 and ongoing consolidation in the LTL trucking industry, SCS Transportation expects to continue to benefit from a favorable supply-demand environment. The Company’s operational priorities for 2006 include, among others, continued revenue growth and profit improvement in the current Saia geography, potential expansion of Saia’s geographic reach, and progress on the profit improvement program being implemented at Jevic.
Total debt at December 31, 2005, was $114.9 million, compared with $122.8 million at December 31, 2004. Debt to total capital stood at 33.5 percent at year-end, compared with 36.6 percent a year earlier.
Net capital expenditures in 2005 were $53.7 million, including net proceeds of $8.8 million from the real estate sale. Including the delay of several originally planned 2005 expenditures, the company is planning net capital expenditures in 2006 of approximately $85 million plus up to an additional $25 million for real estate projects in Saia’s existing geography.
Conference Call
SCST will hold a conference call to discuss annual and fourth-quarter results on Wednesday, January 25, 2006, at 9:30 a.m. Eastern Time (8:30 a.m. Central Time). To participate in the call, please dial 1-800-275-8866 or dial 1-706-634-4936 for international calls. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the company web site at www.scstransportation.com and will be archived on the site. A replay of the call will be available two hours after the completion of the call through February 1, 2006. The replay is available by dialing 1-800-642-1687 and using conference code 3703389.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
SCS Transportation, Inc. provides trucking transportation and supply chain solutions to a broad base of customers across the United States. With annual revenue of $1.1 billion, the Company

SCS Transportation Fourth-Quarter 2005 Earnings	January 24, 2006

focuses on regional and interregional less-than-truckload (LTL), and selected truckload (TL) and time-definite services. Operating subsidiaries are Saia, a multi-region LTL carrier based in Duluth, Ga., and Jevic, a hybrid LTL and truckload carrier based in Delanco, N.J. Headquartered in Kansas City, Mo., SCST has approximately 9,000 employees nationwide.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe” and similar words or expressions are intended to identify forward-looking statements. We use such forward-looking statements regarding our future financial condition and results of operations and our business operations in this release. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These factors and risks include, but are not limited to, general economic conditions; the effects and outcomes of strategic evaluations; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with recent legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; integration risks; effectiveness of company-specific performance improvement initiatives; competitive initiatives and pricing pressures; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; the Company’s determination from time to time whether to purchase any shares under the repurchase program; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
# # #

CONTACT:	Greg Drown
SCS Transportation
816-714-5906
gdrown@scstransportation.com

Matthew Sherman
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
msherman@joelefrank.com

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,865	$7,499
Accounts receivable	126,823	110,044
Prepaid expenses and other	30,557	35,721

Total current assets	174,245	153,264

PROPERTY AND EQUIPMENT:
Cost	620,899	569,526
Less: Accumulated depreciation	275,366	248,914

Net property and equipment	345,533	320,612

GOODWILL AND OTHER ASSETS	34,963	34,862

Total assets	$554,741	$508,738

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$54,941	$33,193
Wages and employees’ benefits	43,490	35,761
Other current liabilities	33,156	28,981
Current portion of long-term debt	5,000	1,263

Total current liabilities	136,587	99,198

OTHER LIABILITIES:
Long-term debt	109,913	121,547
Deferred income taxes	58,062	57,662
Claims, insurance and other	21,787	17,789

Total other liabilities	189,762	196,998

SHAREHOLDERS’ EQUITY:
Common stock	14	15
Additional paid-in capital	194,398	205,800
Deferred compensation trust	(1,322)	(1,116)
Retained earnings	35,302	7,843

Total shareholders’ equity	228,392	212,542

Total liabilities and shareholders’ equity	$554,741	$508,738

SCS Transportation, Inc. and Subsidiaries
Consolidated Income Statements
For the Quarter and Year Ended December 31, 2005 and 2004
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Year Ended
	2005	2004	2005	2004

OPERATING REVENUE	$288,320	$251,938	$1,098,031	$982,270

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	154,475	141,211	594,644	549,511
Purchased transportation	27,661	23,282	99,134	92,099
Operating expenses and supplies	64,767	51,000	235,292	187,096
Operating taxes and licenses	10,580	9,941	42,146	38,017
Claims and insurance	6,855	6,687	32,645	27,758
Depreciation and amortization	12,075	12,011	48,204	47,968
Operating (gains) and losses	(7,381)	(1,333)	(8,676)	(3,067)
Integration charges	—	—	—	2,054

Total operating expenses	269,032	242,799	1,043,389	941,436

OPERATING INCOME	19,288	9,139	54,642	40,834

NONOPERATING EXPENSES:
Interest expense	2,535	2,439	9,773	9,735
Other, net	(399)	(166)	(519)	(312)

Nonoperating expenses, net	2,136	2,273	9,254	9,423

INCOME BEFORE INCOME TAXES	17,152	6,866	45,388	31,411
Income tax provision	6,437	2,239	17,929	12,152

NET INCOME	$10,715	$4,627	$27,459	$19,259

Average common shares outstanding — basic	14,386	14,940	14,707	14,858

Average common shares outstanding — diluted	14,724	15,347	15,048	15,312

Basic earnings per share	$0.74	$0.31	$1.87	$1.30

Diluted earnings per share	$0.73	$0.30	$1.82	$1.26

SCS Transportation, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Year Ended December 31, 2005 and 2004
(Amounts in thousands)
(Unaudited)

	2005	2004

OPERATING ACTIVITIES:
Net cash from operating activities	$83,353	$54,894

INVESTING ACTIVITIES:
Acquisition of property and equipment	(67,596)	(67,113)
Proceeds from disposal of property and equipment	13,895	10,670
Acquisition of subsidiary, net of cash received	–	(23,549)

Net cash used in investing activities	(53,701)	(79,992)

FINANCING ACTIVITIES:
Repayment of long-term debt	(8,002)	—
Repurchase of common stock	(12,903)	—
Proceeds from stock option exercises	619	1,727

Net cash from (used in) financing activities	(20,286)	1,727

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	9,366	(23,371)
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	7,499	30,870

CASH & CASH EQUIVALENTS, END OF PERIOD	$16,865	$7,499

Saia Motor Freight Line, Inc.
Financial Information
For the Quarter and Year Ended December 31, 2005 and 2004
(Amounts in thousands)

	Fourth Quarter		%	Year Ended		%
	2005	2004	Change	2005	2004	Change

Operating revenue (excluding fuel surcharge)	178,508	152,747	16.9	679,906	607,810	11.9

Operating revenue	202,438	165,647	22.2	754,038	645,374	16.8

Operating income	20,419	10,090		55,294	35,823

Real estate (gain) and integration charges*	(7,036)	—		(7,036)	2,054

Operating ratio	89.9	93.9		92.7	94.4

Operating ratio excluding real estate gain and integration charges*	93.4	93.9		93.6	94.1

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2005	2004	Change	2005	2004	Change
Workdays					61	61

F/S Revenue	LTL	186,544	153,440	21.6	3,058.1	2,515.4	21.6
	TL	15,894	12,207	30.2	260.6	200.1	30.2
	Total	202,438	165,647	22.2	3,318.7	2,715.5	22.2

Revenue excluding	LTL	186,090	153,018	21.6	3,050.7	2,508.5	21.6
revenue recognition	TL	15,855	12,173	30.2	259.9	199.6	30.2
adjustment	Total	201,945	165,191	22.2	3,310.6	2,708.1	22.2

Tonnage	LTL	806	715	12.7	13.21	11.72	12.7
	TL	174	148	18.0	2.85	2.42	18.0
	Total	980	863	13.6	16.06	14.14	13.6

Shipments	LTL	1,436	1,285	11.7	23.54	21.06	11.7
	TL	24	20	20.5	0.39	0.33	20.5
	Total	1,460	1,305	11.9	23.93	21.39	11.9

Revenue/cwt.	LTL	11.55	10.70	7.9
	TL	4.55	4.13	10.3
	Total	10.30	9.58	7.6

Revenue/cwt.	LTL	10.08	9.81	2.8
(excluding fuel surcharge)	TL	4.46	4.08	9.2
	Total	9.08	8.83	2.9

Revenue/shipment	LTL	129.62	119.10	8.8
	TL	660.71	611.25	8.1
	Total	138.35	126.61	9.3

Pounds/shipment	LTL	1,123	1,113	0.9
	TL	14,513	14,815	(2.0)
	Total	1,343	1,322	1.6
* — Integration charges of $2.1 million incurred in the first half of 2004 consist of employee retention and stay bonuses, communications, re-logoing the fleet of Clark Bros., technology integration and other items in connection with the integration of the operations of Clark Bros. A $7.0 million gain was recognized on the sale of real estate in 4Q05. Management believes that excluding these charges and the real estate gain more accurately reflects the core operating performance of Saia.

Jevic Transportation, Inc.
Financial Information
For the Quarter and Year Ended December 31, 2005 and 2004
(Amounts in thousands)

	Fourth Quarter		%	Year Ended		%
	2005	2004	Change	2005	2004	Change
Operating revenue (excluding fuel surcharge)	76,113	79,404	(4.1)	309,779	316,722	(2.2)
Operating revenue	87,161	86,291	1.0	345,272	336,896	2.5
Operating income	666	586		3,127	8,886
Actuarial workers’ compensation charge*	—	3,800		—	4,400
Operating ratio	99.2	99.3		99.1	97.4
Operating ratio excluding actuarial charge*	99.2	94.9		99.1	96.1

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2005	2004	Change	2005	2004	Change
Workdays					61	62
F/S Revenue	LTL	54,436	55,525	(2.0)	892.4	895.6	(0.4)
	TL	30,190	27,520	9.7	494.9	443.9	11.5
	Other	2,535	3,246	(21.9)	41.6	52.4	(20.6)
	Total	87,161	86,291	1.0	1,428.9	1,391.9	2.7
Revenue excluding	LTL	54,121	55,364	(2.2)	887.2	893.0	(0.6)
revenue recognition	TL	30,016	27,440	9.4	492.1	442.6	11.2
adjustment	Other	2,535	3,246	(21.9)	41.6	52.4	(20.6)
	Total	86,672	86,050	0.7	1,420.9	1,388.0	2.4
Tonnage	LTL	242	257	(5.5)	3.97	4.14	(4.0)
	TL	301	300	0.4	4.94	4.84	2.0
	Total	543	557	(2.3)	8.91	8.98	(0.7)
Shipments	LTL	199	217	(8.0)	3.27	3.50	(6.5)
	TL	35	35	0.7	0.58	0.57	2.3
	Total	234	252	(6.8)	3.85	4.07	(5.3)
Revenue/cwt.	LTL	11.16	10.79	3.5
	TL	4.99	4.58	9.0
	Total	7.74	7.44	4.0
Revenue/cwt.	LTL	9.70	9.89	(2.0)
(excl. fuel surcharge)	TL	4.33	4.19	3.2
	Total	6.72	6.82	(1.4)
Revenue/shipment	LTL	271.40	255.34	6.3
	TL	848.10	780.72	8.6
	Total	358.32	328.62	9.0
Pounds/shipment	LTL	2,431	2,367	2.7
	TL	17,012	17,065	(0.3)
	Total	4,641	4,421	5.0
*Charges of $3.8 million in 4Q04 and $1.9 million in 3Q04 recorded to reflect actuarially estimated liability of workers’ compensation claims, of which $4.4 million relates to increases in actuarial estimates for prior-year claims.